EXHIBIT B-4


           FIFTH AMENDMENT TO THE JOINT OWNERSHIP
            PARTICIPATION AND OPERATING AGREEMENT


     WHEREAS, Vinton Public Power Authority ("VPPA") is selling its undivided ownership interest in Unit No. 6 and an undivided interest in the related Excepted Facilities located at the Roy S. Nelson Generating Station, West Lake,
Calcasieu Parish, Louisiana, to the Entergy Power, Inc.
("EPI") or its nominee under a Sales Agreement dated as of November 5th, 1998.

     WHEREAS, VPPA's sale of its 20% undivided interest is made to EPI or its designated nominee, in escrow, pursuant to EPI's Right of First Refusal and Option to Purchase to be exercised as specified in the Capacity Sales Agreement, of even date, upon the Effective Date within five years from the date of the Sales Agreement, and filed for registration by the Escrow Agent as specified in the Escrow Sales Agreement, of even date.

     WHEREAS, Entergy Gulf States, Inc. ("EGS") and the Sam
Rayburn G&T Electric Cooperative ("SRG&T") agree to the aforesaid transfer and accept EPI or its nominee as a Co-owner with full rights under the Joint Ownership
Participation and Operating Agreement, dated as of June 6,
1980, as heretofore and hereby amended ("JOA");

     NOW, THEREFORE, in consideration of their mutual agreements, and for other good and valuable consideration acknowledged to be in hand received, the parties hereto undertake and agree as follows:

     Section 1.     In accord with Section 6.8 of the JOA,
EGS and SRG&T, by their subscriptions hereto, expressly waive their respective rights to formal offer, to presentation of contract, and of first refusal to acquire the interest transferred to EPI or its nominee by VPPA, for the said transaction only, and EGS and SRG&T hereby expressly reserve and retain such rights to offer, presentation, and first refusal for any and all future transactions with the undivided interest transferred to EPI or its nominee by VPPA; provided, that (a) neither VPPA nor its Agent SRMPA are in default on any obligations under the JOA, or any power interconnection or supply agreements between VPPA and/or SRMPA and EGS or Entergy Services, Inc.
(ESI), and (b) the terms and conditions of such acquisition by EPI or its nominee will not increase any costs or obligations of EGS or SRG&T under the JOA or interconnections or power supply agreements between EGS and SRG&T, ESI and SRG&T, or EPI and SRG&T.

     Section 2. In accord with Section 6.11 of the JOA, EPI and its nominee accept the undivided interest previously held by VPPA for all purposes of the JOA and accept the obligations of VPPA and its agent SRMPA pursuant to the JOA and hereby agrees to be bound as a Co-owner under the provisions of the JOA applicable to the undivided ownership interest acquired from VPPA. Further, EPI and its nominee agree, whichever is the Co-owner, has joint and several liability as Co-owners as to obligations presently existing or hereafter arising with respect to such interest. The sale by VPPA to EPI shall not in any way release or relieve VPPA or its agent SRMPA of any of its obligations under the JOA.

     Section 3.     In accord with Section 6.14 of the JOA,
EGS, SRG&T and EPI expressly confirm and acknowledge that the covenants and obligations of the JOA run with each party's ownership interest in Unit No. 6 and shall inure to and be binding upon the Co-owners and all successor to and assigns of their respective ownership interests.

     Section 4.     EPI hereby warrants to EGS and to SRG&T
that its nominee will execute this Amendment 5 and be fully bound hereunder.

     Section 5. EPI and its nominee hereby warrant and represent that all easements, servitudes and dedications by SRMPA as a Co-owner under the JOA or otherwise with respect to the 20% undivided ownership interest in Unit No. 6 and the undivided ownership interest in the related Excepted Facilities sold to EPI or its nominee shall remain in full force and effect and shall be fully enforceable against EPI and its nominee. EPI and its nominee agree to duly authorize, execute and deliver any instruments in recordable form reasonably requested by EGS to confirm and perfect such easements, servitudes and dedications and to cause them to be and to remain in effect for the benefit of EGS and SRG&T, as appropriate. This Amendment shall have no force and effect for EPI's nominee until executed by said nominee.

     Section 6. The agreement by EGS to this Amendment and to other amendments and contracts with VPPA and its agent SRMPA is not intended to waive any pre-existing rights or claims which EGS may have with respect to any and all such contracts.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be Joint Ownership and Operating
Agreement to be executed by their duly authorized representatives this 5th day of November, 1998.


VINTON PUBLIC POWER AUTHORITY ENTERGY GULF STATES, INC.


BY:  /s/Raywood LeMaire     BY:  /s/James F. Kenney

     Raywood LeMaire             James F. Kenney
     President                   Vice President, ESI Agent
                                  for EGS


ATTEST:                         ATTEST:

/s/Melba Landry                 /s/

Melba Landry
Secretary


ENTERGY POWER, INC.         SAM RAYBURN G&T ELECTRIC COOPERATIVE


BY:  /s/Shahid J. Malik                 BY:  /s/H.E. Striedel

     Shahid J. Malik                         H.E. Striedel
     President & CEO                         President


ATTEST:                            ATTEST:

/s/Christopher J. Bernard          /s/Melisa Walters

Christopher J. Bernard                Melisa Walters
Assistant Secretary


SAM RAYBURN MUNICIPAL
  POWER AGENCY


BY:  /s/Ben R. Ogletree

     Ben R. Ogletree
     President


ATTEST:

/s/R.C.Horn

R.C. Horn
Secretary